Exhibit 10.1
STOCK PURCHASE AGREEMENT
By and Between
DIAMONDCLUSTER INTERNATIONAL B.V.,
And
MERCER MANAGEMENT CONSULTING, INC.
July 19, 2006

i

ii

Annex 1 – Subsidiaries
Annex 2 – Guaranty of Payment and Performance
Schedule 1.02(b)(i) – Working Capital Amount
Schedule 1.02(c) – Purchase Price Allocation
Schedule 1.05(a) – UK Telecom Employees
Schedule 1.05(c) – Middle East Transition Employees
Other Schedules
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of UK Comfort Letter
Exhibit C – Contingent Payment Methodology
Exhibit D – Form of Trademark Assignment

iii

STOCK PURCHASE AGREEMENT
                    THIS AGREEMENT is made on July 19, 2006, by and between DIAMONDCLUSTER INTERNATIONAL B.V., a company incorporated with limited liability under the laws of the Netherlands (the “Seller”); and MERCER MANAGEMENT CONSULTING, INC., a Delaware corporation (“Buyer”). Unless otherwise provided, capitalized terms used herein are defined in Article XI below.
                    WHEREAS, DiamondCluster International, Inc., a Delaware corporation (“Parent”) owns all of the issued and outstanding shares of common stock of the Seller; and
                    WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding equity interests in the entities listed on Annex 1 attached hereto (such equity interests collectively being referred to herein as the “Shares”) (each such entity listed on Annex 1 shall be referred to herein as a “Company” and collectively, the “Companies”); and
                    WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.
                    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
                    1.01 Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares against payment at the Closing pursuant to this Article I.
                    1.02 Purchase Price.
(a) The Purchase Price to be paid by Buyer for the Shares pursuant to this Agreement and the rights granted pursuant to the UK Comfort Letter shall be, collectively, Twenty Million U.S. Dollars ($20,000,000), subject to adjustment as provided in Section 1.02(b) (the “Purchase Price”). The Purchase Price is payable in the manner provided in Section 1.03.
(b) (i) Schedule 1.02(b)(i) sets forth a preliminary estimate of the Working Capital Amount (the “Preliminary Working Capital Amount”). The cash due at Closing pursuant to clause (A) of Section 1.03(b)(ii) will be increased or decreased in accordance with this Section 1.02(b)(i) to the extent that the Preliminary Working Capital Amount does not equal Four Million Five Hundred Thousand U.S. Dollars ($4,500,000), subject to adjustment based upon the Revised Schedule (defined below) as provided in clauses (ii) and (iii) below. To the extent that the Preliminary Working Capital Amount is less than Four Million Five Hundred Thousand U.S. Dollars ($4,500,000), the cash due to Seller at Closing pursuant to clause (A) of Section 1.03(b)(ii) shall be decreased by the amount by which the Preliminary Working Capital Amount is less than Four Million Five Hundred Thousand U.S. Dollars ($4,500,000). To the extent that the Preliminary Working Capital Amount exceeds Four Million Five Hundred Thousand U.S. Dollars ($4,500,000), the cash due to Seller at Closing pursuant to clause (A) of Section 1.03(b)(ii) shall be increased by the amount of such excess.

(ii) Within 90 days following the Closing Date, Seller and Buyer shall jointly develop a revised Schedule 1.02(b)(i), with respect to the actual Working Capital Amount as of the Effective Time (the “Revised Schedule”). The Revised Schedule shall be prepared in accordance with U.S. GAAP (except as otherwise provided in the definition of Working Capital Assets), applied on a consistent basis in accordance with past practices of Seller and consistent with the calculation of the Preliminary Working Capital Amount, in order to reflect the actual Working Capital Amount as of the Closing Date. Each party shall reasonably cooperate with the other and its representatives in connection with the preparation of the Revised Schedule. In the preparation of the Revised Schedule, each party shall review the work papers used in the preparation thereof and such other documents as a party may reasonably request in connection with its review of the Revised Schedule.
(iii) In the event Buyer and Seller do not agree on the final Revised Schedule within 90 days following the Closing Date, Buyer and Seller will use reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within 10 days, any remaining disputes shall be submitted within 5 days following the end of such 10 day period to a national accounting firm in the following order: Ernst & Young, Price WaterhouseCoopers, or other national accounting firm that does not have a material conflict selected by mutual agreement of Buyer and Seller (the “Reviewing Accountant”), who will resolve any such disputes within 30 days after such submission. The determination of the Reviewing Accountant will be conclusive and binding upon the parties in the manner and to the same effect as a binding arbitration award. Each party will bear one-half of the fees and expenses of the Reviewing Accountant.
(iv) If the Working Capital Amount exceeds the Preliminary Working Capital Amount, then Buyer shall pay to Seller within 10 Business Days following final determination of the Working Capital Amount an amount equal to the excess. If the Working Capital Amount is less than the Preliminary Working Capital Amount, then Seller shall pay to Buyer within 10 Business Days following final determination of the Working Capital Amount an amount equal to the deficit. Any payments to Buyer required under this clause (iv) shall be made first by disbursing the WCA Escrow Amount by Buyer and Seller giving written notice to the escrow agent in accordance with the Escrow Agreement with wire transfer instructions provided by the party to whom the payment is to be made. Any further payments to Buyer or any payments to Seller required under this clause (iv) shall be made by wire transfer of same day funds in accordance with written wire transfer instructions provided by the party to whom the payment is to be made.
(v) (A) In addition to the Working Capital Amount adjustment, if any, described above, Buyer shall also pay Seller an additional amount as an adjustment to the Purchase Price (the “Contingent Payment”), subject to the attainment of certain Single Count Revenue targets, as follows:
(1) If the Cluster Single Count Revenue is less than or equal to $70 million, then no Contingent Payment is due.
(2) If the Cluster Single Count Revenue is greater than $70 million but less than or equal to $77.5 million, then the Contingent Payment will be equal to the amount by which the Cluster Single Count Revenue exceeds $70 million, provided that in no event shall the Contingent Payment payable pursuant to this clause (v)(A)(2) exceed $5 million.
(3) If the Cluster Single Count Revenue is greater than $77.5 million, then the Contingent Payment will be (i) $5 million plus (ii) 20% of the amount by which the Cluster Single Count Revenue exceeds $77.5 million, provided that in no event shall the total Contingent Payment payable pursuant to this clause (v)(A)(3) exceed $7 million.
(B) For purposes hereof, “Cluster Single Count Revenue” shall mean the aggregate Single Count Revenue of the Companies (and the Mercer MC Affiliates) during the 18 months immediately following the Effective Date that are attributable to the Employees. “Single Count Revenue” of the Companies (and the Mercer MC Affiliates) shall be the aggregate gross fee amounts billed by the Companies (and such Mercer MC Affiliates), less out of pocket pass-through expenses and bad-debt write-offs consistent with past practice. For purposes of the calculation of Cluster Single Count Revenue, Buyer shall allocate Single Count Revenue to the Employees in a manner that is consistent with its prior practices (since 2003) and that does not discriminate against the Employees. The calculation of the Contingent Payment, if any, shall be made in a manner consistent with the methodology and examples described in Exhibit C.
(C) Buyer and Seller will endeavor to calculate the Contingent Payment no later than 45 days after the 18-month anniversary of the Effective Date. In the event Buyer and Seller do not agree on such calculation during such 45-day period, Buyer and Seller will use reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within 10 days, any remaining disputes shall be submitted within 5 days following the end of such 10 day period to the Reviewing Accountant, who will resolve any such disputes within 30 days after such submission. The determination of the Reviewing Accountant will be conclusive and binding upon the parties in the manner and to the same effect as a binding arbitration award. Each party will bear one-half of the fees and expenses of the Reviewing Accountant.
(D) The Contingent Payment, if any, required under this Section 1.02(b)(v) shall be made by wire transfer of same day funds, in accordance with written wire transfer instructions provided by Seller to Buyer, no later than the 59th day after the 18-month anniversary of the Effective Date (or, if later, 10 Business Days after the final determination of the Contingent Payment pursuant to Section 1.02(b)(v)(C) above).

(c) The parties have agreed to allocate the Purchase Price as provided on Schedule 1.02(c). The Seller and the Buyer shall (i) be bound by such allocation for purposes of determining any Taxes, (ii) prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation; and (iii) take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority, or otherwise. In the event such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute, and the Seller and the Buyer shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of such allocation.
          1.03 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in New York, New York, at 10:00 A.M. on the third Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” Unless otherwise mutually agreed by the parties in writing, the Closing shall be effective for economic purposes hereunder as of the close of business (such time, the “Effective Time”) on July 31, 2006 (such date, the “Effective Date”).
          (b) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
          (i) Seller shall deliver to Buyer stock certificates (or their substitute for non-stock entities), if any, representing the Shares duly endorsed for transfer or accompanied by duly executed stock powers;
          (ii) Buyer shall deliver: (A) to Seller the amount of the Purchase Price less the WCA Escrow Amount by wire transfer of immediately available funds to one or more accounts designated by Seller to Buyer in writing no later than two Business Days prior to the Closing and (B) to the escrow agent the WCA Escrow Amount by wire transfer of immediately available funds to an account designated by the escrow agent pursuant to Section 1.04;
          (iii) Buyer and Seller shall make such other deliveries as are required by and in accordance with Article II hereof.
          1.04 Escrow.
          (a) On the Closing Date, Seller, as collateral security for Damages of Buyer that are subject to indemnification under Article VIII, shall execute and deliver an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) and Seller shall deposit with the escrow agent an unconditional letter of credit from a nationally recognized financial institution in an amount equal to Two Million U.S. Dollars ($2,000,000) (the “Escrow Amount”). The Escrow Agreement shall provide for escrow of the Escrow Amount for a period of three years (and such longer period as may be necessary to resolve any claims made prior to the end of such period) with disbursement of the remaining balance of the Escrow Amount promptly thereafter. After such period, Buyer will continue to have unsecured indemnification rights in accordance with Article VIII.

          (b) In addition, as collateral security for final payment under Section 1.02(b)(iv) after completion of the Revised Schedule, Buyer shall deposit with the escrow agent an amount equal to Eight Hundred Thousand U.S. Dollars ($800,000) (the “WCA Escrow Amount”). The Escrow Agreement shall provide for escrow of the WCA Escrow Amount for a period of 90 days (and such longer period as may be necessary to resolve any claims under the provisions of this Agreement made prior to the end of such period) with disbursement of the remaining balance of the WCA Escrow Amount promptly thereafter.
          1.05 Pre-Closing and Simultaneous Transactions.
          (a) At the Closing, in addition to the purchase of the Shares, Seller shall, for the consideration set forth in Section 1.02, deliver a letter to Buyer regarding the employees who are listed on Schedule 1.05(a) (the “UK Employees”) substantially in the form of Exhibit B attached hereto (the “UK Comfort Letter”). Buyer will, or will cause one of its Affiliates to, offer employment, as of the Closing, to the UK Employees.
          (b) In addition, the “Cluster” and “Cluster Consulting” registered service marks or applications thereof (which are listed on the Intellectual Property Schedule) (collectively, the “Trademarks”) shall be transferred from DiamondCluster International IC LLC to DiamondCluster International S.L. Sociedad Unipersonal prior to Closing by executing a Service Mark Purchase Agreement in the form of Exhibit D attached hereto (the “Trademark Assignment”).
          (c) The parties acknowledge that certain other individuals as listed on Schedule 1.05(c) are not employees of the Companies, although they are currently working for DiamondCluster International FZ LLC in Dubai, UAE on a temporary basis, and will not become employees of Buyer upon the Closing (“Transition Employees”). However, in the event Buyer seeks to obtain transition services from the Transition Employees for a period of up to 120 days after the Closing Date (the “Transition Period”) (as may be mutually extended by the parties) and such Transition Employees agree, then this subsection shall govern the terms thereof. Buyer and Parent shall analyze the revenue rate per month per person for the Transition Employees’ services and the direct (including salary, bonus allocation and benefits) and indirect costs and expenses per month per person, including customary business expenses, such as client travel, lodging, meals and incidentals as well as the Transition Employees’ housing, car, driver and other out of pocket expatriate expenses, if any, and other indirect costs for the Transition Period. Once the chief financial officers for Buyer and Parent, or their designees, reach agreement on such revenue and cost per Transition Employee, the difference or net profit/loss will be shared equally by Buyer and Seller. Buyer will be entitled to, and will assume, any obligations related to the Transition Employees’ housing or cars to the extent they extend beyond the end of the Transition Period and are no longer needed by such Transition Employees. Buyer and Parent will cooperate on visa/business license issues for the Transition Employees, including potentially retaining such people as employees or contractors of Buyer’s local entity on a temporary basis; and conversely potentially retaining someone on Schedule 1.05(c) as an employee or contractor of Seller (or an Affiliate) on a temporary basis. Seller or Parent shall pay for the travel and moving expenses of the Transition Employees to return to their home office at the end of the Transition Period.

ARTICLE II
CONDITIONS TO CLOSING
          2.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Articles III and IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;
          (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) All consents that are required as a result of the transactions contemplated by this Agreement in order to prevent a breach of or a default under or a termination of any agreement set forth on the Third-Party Consents Schedule attached hereto shall have been obtained;
          (d) Clearance by the German Federal Cartel Office shall have been obtained;
          (e) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
          (f) Seller shall have delivered to Buyer each of the following:
          (i) a certificate of Seller, dated the Closing Date, stating that the preconditions specified in subsections (a) through (c) hereof as they relate to the Companies or Seller, as the case may be, have been satisfied;
          (ii) copies of the third party consents required by subsection (c) above;
          (iii) the stock certificates (or equivalents), if any, representing the Shares from Seller, in each case duly endorsed for transfer or accompanied by duly executed stock powers, or facsimile copies thereof where originals cannot be present at the place of Closing;
          (iv) all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Companies;
          (v) resignations effective as of the Closing Date from all officers, directors, managing directors and members of any supervisory or advisory board of the Companies, except for the managing director of DiamondCluster International Ltda;

          (vi) true and correct copies of the Companies’ articles of association (or other formation documents as applicable) and by-laws (or other governing documents as applicable);
          (vii) copies of resolutions duly adopted by Seller’s board of directors and Parent’s board of directors authorizing the execution, delivery and performance of this Agreement by Seller and, in the case of Parent’s board of directors, authorizing the execution, delivery and performance of the Guaranty;
          (viii) executed copies of the Escrow Agreement, the UK Comfort Letter, the Trademark Assignment, the Guaranty, the German Share Transfer Agreement, the Spanish Share Transfer Deed and the French Share Transfer Agreement;
          (ix) the mutually acceptable employment agreements, special payment agreements, non-solicitation agreements and confidentiality agreements executed by the Partners on or prior to the date hereof shall not have been revoked or rescinded;
          (x) documentation evidencing the termination, effective as of or prior to the Closing, of those intercompany agreements listed on Schedule 2.01(f)(x);
          (xi) the documentation referenced in Section 6.08;
          (g) Seller shall have satisfied all notification and/or consent requirements, if any, for the Companies related to works councils, economic committees or similar employee representative bodies;
          (h) Buyer shall have satisfied all notification and/or consent requirements, if any, related to its works council, economic committees or similar employee representative bodies; and
          (i) There shall not have been any developments at, or actions taken by, the Companies between the effective date of this Agreement and the Closing which have resulted in a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of the Companies taken as a whole, but excluding any change or event in the industry in which the Companies compete that does not disproportionately affect the Companies, and excluding political and economic matters of general application and Seller shall have delivered to Buyer a duly-executed officer’s certificate dated the Closing Date to such effect.
          2.02 Conditions to Seller’s Obligations. The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
          (d) Clearance by the German Federal Cartel Office shall have been obtained and Buyer shall have delivered written evidence of such clearance to Seller;
          (e) Buyer shall have delivered to Seller certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement;
          (f) Buyer shall have delivered to Seller a certificate, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied; and
          (g) Buyer shall have delivered to Seller executed copies of the Escrow Agreement, the German Share Transfer Agreement, the Spanish Share Transfer Deed and the French Share Transfer Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents to Buyer as follows:
          3.01 Execution, Delivery; Valid and Binding Agreements. This Agreement has been, and at the Closing each of the Seller Ancillary Agreements will be, duly executed and delivered by Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes, and upon their execution at Closing each Seller Ancillary Agreement will constitute (assuming that each such agreement is the valid and binding agreement of the counterparty), the valid and binding obligation of Seller, enforceable in accordance with its terms.
          3.02 Organization; Authority. Seller is a company duly formed, validly existing and in good standing under the laws of the Netherlands and has all requisite power and authority and full legal capacity to execute and deliver this Agreement and the Seller Ancillary Agreements and to perform its obligations hereunder and thereunder (including, without limitation, all right, capacity and authority to sell, transfer and convey the Shares as provided by this Agreement, subject to applicable securities law restrictions).

          3.03 Ownership of Capital Stock. Seller is the direct or indirect legal and beneficial owner of the Shares as set forth on Annex 1 hereto, which Shares constitute all of the issued and outstanding equity interests of each Company’s capital stock or its equivalent. On the Closing Date, Seller shall transfer to Buyer good title to such Shares, free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.
          3.04 Brokerage. Except for the fees and expenses of any investment banker hired by Parent or Seller (which shall be paid by Seller), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or Parent.
          3.05 No Violation. Seller is not subject to or obligated under its certificate of incorporation (or similar formation document), its bylaws (or similar governance document), any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Seller’s execution, delivery or performance of this Agreement or any Seller Ancillary Agreement.
          3.06 Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against or affecting Seller or Parent, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Seller or Parent would prevent Seller or Parent from performing its obligations under this Agreement or any Seller Ancillary Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER FOR EACH COMPANY
          Seller represents and warrants to Buyer that:
          4.01 Organization and Corporate Power. Each Company is a company duly incorporated with limited liability under the laws of their respective country of incorporation, and each has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect.
          4.02 Subsidiaries. Except as set forth on the attached Subsidiaries Schedule (also see Annex 1), the Companies do not own or hold, nor own or hold any rights to acquire, any stock, partnership interest, membership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

          4.03 Authorization; No Breach. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in (with the giving of notice or lapse of time or both) any breach of, default under, or a violation of, or the creation of any lien, security interest, charge, or encumbrance upon, any material assets of the Companies; (b) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body; (c) conflict with or result in (with the giving of notice or lapse of time or both) any breach of, default under, or a violation of the provisions of any Companies’ articles of association (or similar formation documents) or bylaws (or similar governing documents) or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which any Company is bound or (d) result in a violation of any law, statute, rule or regulation or order, judgment or decree to which any Company is subject.
          4.04 Capital Stock. The authorized number of shares of capital stock or other equity of each Company consists of, and the issued and outstanding amounts, are as set forth on Annex 1. The issued and outstanding equity interests are owned legally and beneficially by Seller as set forth on Annex 1. All of the Shares have been duly authorized and are validly issued, fully paid (except as otherwise reflected on Annex 1) and nonassessable. Each Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by such Company. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Companies of any kind. There are no agreements or other obligations (contingent or otherwise) which require the Companies to repurchase, redeem or otherwise acquire any shares of the Companies’ capital stock or other equity securities.
          4.05 Financial Statements. Seller has furnished Buyer for each Company with copies of (a) the audited or unaudited balance sheet as of March 31, 2006 and the related statement of income for the twelve-month period then ended (such balance sheet referred to herein as the “Latest Balance Sheet”) and (b) the financial statements for such Company as of March 31, 2004 and March 31, 2005 and for the twelve-month periods then ended. Except as set forth on the attached Accounting Schedule, such financial statements have been based upon the information contained in the Companies’ books and records, have been prepared in accordance with applicable statutory accounting principles, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Companies as of the times and for the periods referred to therein, subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.
          4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, the Companies have been operated in the ordinary course of business consistent with past practices and there has not been any material adverse change in the financial condition or results of operations of any Company. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, each Company has not:
          (a) borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business consistent with past practice, liabilities under contracts entered into in the ordinary course of business consistent with past practice and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;
          (b) mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except liens for current property taxes not yet due and payable;
          (c) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business consistent with past practice;
          (d) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business consistent with past practice;
          (e) suffered any extraordinary losses or waived any rights of material value;
          (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
          (g) made any material capital expenditures or commitments therefor; or
          (h) entered into any other material transaction, except in the ordinary course of business.
          4.07 Title to Properties.
          (a) The real property demised by the leases described on the attached Leased Real Property Schedule constitutes all of the real property leased by the Companies.
          (b) The leases described on the Leased Real Property Schedule are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth on the Leased Real Property Schedule. Seller has delivered to Buyer complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Each Company is not in default in any material respect under any of such leases. Such leases respectively represent the entire agreement between the landlord or lessor and the applicable Company thereunder with respect to the leasing and occupancy of the respective premises demised thereunder. There are no other agreements or representations of any kind with respect to any of such leases between the respective landlord or lessor and the applicable Company thereunder or any of its Affiliates. The rent under each of such leases has been paid through July 31, 2006. Except as set forth on the Leased Real Property Schedule: (i) there are no unpaid invoices or demands for additional rent or other charges from the landlord or lessor under any of the Leases; (ii) no Company has received any written communication from the landlord or lessor under any of the Leases claiming that it is in any respect not in full compliance with its obligations under the Leases; and (iii) each Company is in sole possession of its premises demised under the Leases to which such Company is a party and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of its interest in any of such Leases or the premises demised under any of such Leases.
          (c) The Companies do not own any real property.
          (d) Each Company owns good and marketable title to all of the personal property shown on the Latest Balance Sheet and that included in the calculation of the Working Capital Amount, free and clear of all liens, security interests and other encumbrances, except for liens relating to current taxes not yet due and payable and liens and encumbrances set forth on the attached Lien Schedule.
          (e) The assets owned by the Companies comprise all of the material assets of the Companies which, taken as a whole, constitute the assets currently used by the Companies in the conduct of their consulting services business for the telecommunications and utilities industries, except any software licenses used by the Companies where the licensee is an Affiliate of Parent that is not a Company, which licenses are listed on Schedule 4.07(e) or any insurance policies maintained by Parent that benefit a Company which are listed on the Insurance Schedule. There are no current UK telecommunications client contracts, works in progress or proposals.
          4.08 Tax Matters. Except as set forth on the attached Tax Matters Schedule or the Litigation Schedule related to Taxes:
          (a) Each Company has timely filed all material federal, state, local and foreign income, exercise, property and other Tax Returns which are required to be filed by it and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by each Company have been fully paid or properly accrued. The provision for Taxes on Schedule 1.02(b)(i) is sufficient for all accrued and unpaid Taxes as of the date hereof and accurately sets forth the deferred tax assets of the Companies. Since the date of the Latest Balance Sheet, the Companies have not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.
          (b) Except for the intercompany agreements listed on the Affiliate Transactions Schedule, none of the Companies (i) are a party to, bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten or (ii) has any potential liability or obligation to any person as a result of, or pursuant to any such Tax agreement.
          (c) No jurisdiction where any Company does not file a Tax Return has made a claim that the Company is required to file a Tax Return for such jurisdiction. No Tax audit or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or including any of the Companies, and no notification has been received that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to any of the Companies or any Tax Return filed by or with respect to any of the Companies. No deficiency for any Tax has been assessed with respect to any of the Companies which have not been paid in full.
          (d) Each of the Companies has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law withheld and paid over to the proper governmental authorities all required amounts.
          (e) Except for the Brazilian withholding tax contemplated by Section 6.08, no amounts are required to be withheld in respect of the transactions contemplated pursuant to this Agreement.
          (f) None of the Companies has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897 of the Code.
          4.09 Contracts and Commitments.
          (a) Except as set forth on the attached Contracts Schedule, the Companies are not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.14 or the schedules relating thereto; (iii) stock purchase, stock option or similar plan, other than as described in Section 4.14 or the schedules relating thereto; (iv) contract for the employment of any officer or “partner”; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s assets; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $150,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $150,000 other than as disclosed on the Leased Real Property Schedule; (ix) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $150,000; (x) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $500,000; (xi) contract which prohibits the Company from freely engaging in business anywhere in the world, other than standard employee non-solicitation or conflict of interest clauses contained therein, or requires any Company to conduct its consulting services business with any client on an exclusive basis or otherwise limits such business with a non-compete clause; (xii) partnership or joint venture agreements or (xiii) other material agreements not in the ordinary course of business where the subject matter exceeds $150,000. The Contracts Schedule also includes a list (with brief description) of all powers of attorney granted by any Company in effect on the date hereof.
          (b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto.
          (c) The Companies are not in material default under any contract listed on the Contracts Schedule. Each contract listed on the Contracts Schedule is a valid and binding agreement enforceable by and against the Company which is a party thereto in accordance with its terms assuming each such contract is the valid and binding agreement of the counterparty(ies), except to the extent enforcement thereof may be limited or affected by any applicable bankruptcy, insolvency, receivership, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity or public policy.
          4.10 Intellectual Property. All of the patents, registered trademarks, registered service marks, registered copyrights, application for any of the foregoing and material unregistered trademarks, service marks, copyrights, trade names and corporate names owned by the Companies (or to be owned prior to Closing) (collectively, “Intellectual Property”) are set forth on the attached Intellectual Property Schedule. Except as set forth on the Intellectual Property Schedule: (i) the Companies own and possess all right, title and interest in and to, or possess the valid right to use, the Intellectual Property; (ii) the Companies have not received any written notices of infringement or misappropriation from any third party with respect to the Intellectual Property; and (iii) to Seller’s knowledge, no Person is currently infringing on the Intellectual Property and the Companies are not currently infringing on the intellectual property of any other Person.
          4.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against any Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Companies are not subject to any outstanding judgment, order or decree of any court or governmental body.
          4.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Companies or Seller, except for the fees and expenses of any investment banker hired by Parent or Seller (which shall be paid by Seller).
          4.13 Books and Records. The books, ledgers and official and other financial records of the Companies, taken as a whole, have been fully, properly and accurately kept and are complete in all material respects, and will be in the possession of the Companies or delivered to Buyer at the Closing.
          4.14 Employees; Employee Benefit Plans.
          (a) Set forth on the Employee Schedule is an accurate and complete list, as of June 30, 2006, of the names of all employees of the Companies and the UK Employees (collectively, the “Employees”), together with the following information with respect to each such Employee: (i) employer and office location, (ii) job title, and (iii) date of hire and, if different, most recent hire date. Except as indicated on the Employee Schedule, none of the Employees are currently on lay-off, disability or leave of absence, whether paid or unpaid, and none of the Employees are seasonal, temporary or part-time employees.
          (b) The Employee Benefits Schedule sets forth an accurate and complete list of each material pension, profit-sharing, bonus, incentive, stock option or purchase, insurance, severance, fringe benefit, deferred compensation, vacation, health, sickness, disability or other employee or retiree benefit plan, policy or arrangement of any Company or its Affiliates in which any current or former employee of any Company participates or participated since January 1, 2006 (collectively, the “Plans”). With respect to each Plan, the Employee Benefits Schedule identifies the company(ies) which sponsors, maintains, contributes to or has an obligation to contribute to (or has ever maintained, contributed to or had an obligation to contribute to) such Plan. Except as set forth in the Employee Benefits Schedule, (i) each Company is in compliance in all material respects with all applicable provisions of law with respect to each Plan, (ii) all required contributions have been made or properly accrued, and (iii) there are no material pending, or to Seller’s or any Company’s knowledge, threatened claims by or on behalf of any of the Plans or by any governmental, regulatory or other third party with respect to such Plans other than routine claims for benefits. Except as set forth on the Employee Benefits Schedule, no Company has any obligation to provide or fund any benefits with respect to any employee or former employee of such Company or its Affiliates other than under the regular terms and conditions of the Plans.
          (c) Except as set forth on the Works Council Schedule, there is no works council or similar employee representative body applicable to any Employee in any jurisdiction.
          4.15 Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Companies together with a brief description for each policy of the type and amount of coverage, the amount of premium, the expiration date of the policy and the insurance carrier. All of such insurance policies are in full force and effect, and the Companies are not in material default with respect to their obligations under any of such insurance policies. Other insurance policies covering the Companies are maintained by Seller or Parent (as listed and identified on the Insurance Schedule), and such policies are not owned by nor an asset of the Companies.
          4.16 Compliance with Laws. Each Company is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to comply would not have a Material Adverse Effect.

          4.17 Undisclosed Liabilities. The Companies do not have any material obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by applicable statutory accounting principles to be provided or reserved against on a balance sheet (collectively, “Liabilities”) except for: (a) Liabilities provided for or reserved against in the Latest Balance Sheet or taken into account in the calculation of the Working Capital Amount; (b) Liabilities which have been incurred by the Companies subsequent to the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice; and (c) Liabilities under the executory portion of any written agreement, contract or commitment of any kind by which the Companies are bound and which was entered into in the ordinary course of business consistent with past practice.
          4.18 Clients. The Clients Schedule sets forth a list of the names of the twenty highest revenue producing clients of the Companies for fiscal years 2005 and 2006, cumulatively. Except as set forth in the Clients Schedule, no such client has given notice to Seller or any Company that it will, as a result of the transactions contemplated by this Agreement or otherwise, cancel or otherwise terminate or materially reduce its relationship with any Company. Seller has furnished Buyer with the aggregate backlog report of the Companies as of July 4, 2006, all of which, to Seller’s knowledge, represent bona fide requests for services received by the Companies in the ordinary course of business.
          4.19 Environmental Laws and Regulations. (a) No Company has and, to Seller’s knowledge, no other Person has, generated, used, treated, disposed of, released or stored Hazardous Materials on, or transported Hazardous Materials in any material quantities to or from, any property that is the subject of the Leases or that was previously owned or occupied by any Company, (b) each Company is in compliance in all material respects with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property and (c) to Seller’s knowledge, there are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property.
          4.20 Affiliate Transactions. The Affiliate Transactions Schedule sets forth a list of all material contracts or arrangements between any Company, on the one hand, and Seller, Parent, any Affiliate of Parent, or any officer, director, or employee of any of them, on the other hand except for any employment agreements or as otherwise disclosed to Buyer in a Schedule hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller that:
          5.01 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to enter into this Agreement and each of the Buyer Ancillary Agreements and perform its obligations hereunder and thereunder.

          5.02 Authorization. The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Buyer Ancillary Agreements. Assuming that this Agreement is a valid and binding obligation of Seller, this Agreement constitutes, and upon their execution at Closing each Buyer Ancillary Agreement will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms.
          5.03 No Violation. Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Buyer’s execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement.
          5.04 Governmental Authorities; Consents. Except for the applicable requirements of the German Federal Cartel Office, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement of the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
          5.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Buyer would prevent Buyer from performing its obligations under this Agreement or any Buyer Ancillary Agreement.
          5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
          5.07 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of operating the Companies and not with a view to or for sale of the Shares in connection with any public distribution of such securities in violation of any applicable securities laws.
          5.08 Financing. Buyer has and shall have at the Closing sufficient cash and available credit facilities to pay the full consideration payable to Seller hereunder, to make all other necessary payments by it in connection with this Agreement and to pay all of its related fees and expenses.
ARTICLE VI
PRE-CLOSING COVENANTS OF SELLER
          6.01 Conduct of the Business.
          (a) From the date hereof until the Closing, Seller shall (i) cause each Company to carry on its business according to its ordinary and usual course of business and substantially in the same manner as heretofore conducted; (ii) use commercially reasonable efforts to maintain satisfactory relationships with, and preserve the goodwill of, suppliers, vendors, lessors, customers and others having relationships with the Companies; (iii) use commercially reasonable efforts to keep available to the Companies the services of the employees of the Companies and the UK Employees; (iv) maintain all material assets of the Companies in good repair, order and condition, ordinary wear and tear excepted; (v) maintain the books and records of the Companies in the usual, regular and ordinary manner on a basis consistent with past practice; and (vi) settle intercompany obligations so that the aggregate net amount owed by or to the Companies shall not exceed $500,000 at Closing (unless a cash transfer is required by the Companies for working capital in which case such amount shall not exceed $1,500,000); provided, however that each Company may use all available cash other than working capital to declare and pay dividends and make distributions with regard to its capital and stock prior to the Closing Date, subject to the target Preliminary Working Capital Amount remaining equal to Four Million Five Hundred Thousand U.S. Dollars ($4,500,000).
          (b) From the date hereof until the Closing, except as otherwise provided for by this Agreement (including the settlement of intercompany accounts as described in clause (vi) of Section 6.01(a)) or consented to in writing by Buyer, Seller shall cause each Company to not (i) issue, sell or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amend its articles of association or bylaws except as necessary to change the German registered office to Munich; (iv) make any redemption or purchase of any shares of its capital stock; (v) materially increase or change the compensation payable to, or the employment benefits of, any employee except in the ordinary course of business consistent with past practices; (vi) incur or commit to incur any indebtedness or other obligation in excess of $250,000 except in the ordinary course of business consistent with past practices; (vii) make, change or revoke any Tax election with respect to any Company or make any change to (or make a request to any taxing authority to change) any of its tax accounting principles, methods or practices; (viii) amend any Company Tax Return, settle or compromise any Tax claim or liability or enter into a Tax settlement or compromise (other than with respect to the Spanish Tax Claim in accordance with the terms of this Agreement); (ix) consent to any extension or waiver of the statute of limitations period applicable to any Tax or Tax Return of or with respect to any Company; (x) pledge or create any encumbrance on any of the Shares; (xi) transfer, sell, encumber or convey any material assets of the Companies other than in the ordinary course of business consistent with past practice; or (xii) take any action or omit to take any action which would cause a breach of any representation or warranty of Seller hereunder that is not cured prior to the Closing.

          6.02 Access to Books and Records. From the date hereof until the Closing Date, Seller shall cause each Company to provide Buyer and its authorized representatives (“Buyer’s Representatives”) with full access (to the extent permitted by applicable anti-trust and privacy regulations) at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records of the Company in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company. Buyer acknowledges that it remains bound by the Nondisclosure Letter Agreement, dated January 11, 2006, with the Seller (the “Confidentiality Agreement”).
          6.03 Notification. From the date hereof until the Closing, Seller shall cause each Company to disclose to Buyer in writing any material uncured variances from the representations and warranties contained in Article IV promptly upon discovery thereof.
          6.04 Regulatory Filings. Seller shall, and shall cause each Company to, cooperate with Buyer in Buyer’s efforts to make or cause to be made all filings and submissions required by or under the German Federal Cartel Office and make or cause to be made all filings and submissions required by or under any other laws or regulations applicable to Seller or the Companies for the consummation of the transactions contemplated herein. Seller shall, and shall cause each Company to, coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing.
          6.05 Conditions. Seller shall, and shall cause each Company to, use reasonable efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing); provided that neither the Companies nor Seller shall be required to expend any material funds (other than reasonable legal expenses) to obtain any third-party or governmental consents required under Section 2.01(c) or (d).
          6.06 Bonus Accrual. Seller shall cause each Company to accrue an amount for a potential cash bonus to its employees for the period beginning on April 1, 2006 and ending on the Effective Date in respect of the Partners pursuant to the methodology described in the sample letter attached hereto as Schedule 6.06. The aggregate amount of such accrual is, as of the date hereof, estimated to be 1.2 million Euro for the Companies taken as a whole. Such amount shall be adjusted as necessary to reflect any related adjustments in the final Working Capital Amount. This bonus accrual shall operate as an offset to any amounts owed by Seller to Buyer under Section 10.11.
          6.07 Employee Equity Awards. Seller agrees to take (and to cause Parent to take) the actions described in the sample letters to Employees that are attached hereto as Schedules 6.06 and 6.07 with regard to any Equity Awards held by an Employee as of the Closing.
          6.08 Brazil Withholding Tax. No later than five (5) Business Days prior to the Closing, Seller will deliver to Buyer documentation that sets forth the correct amount, if any, of

Brazilian withholding tax required to be withheld and paid over to the appropriate governmental authority with respect to the sale of Shares of DiamondCluster International Ltda.
ARTICLE VII
COVENANTS OF BUYER
          7.01 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Companies, to provide Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Companies with respect to periods or occurrences on or prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, the Companies shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Companies for the period on or prior to the Closing Date without first offering to surrender to Seller such books and records or any portion thereof which Buyer or the Companies may intend to destroy, alter or dispose of.
          7.02 Notification. Prior to the Closing, upon discovery Buyer shall promptly inform Seller in writing of any material variances from Buyer’s representations and warranties contained in Article V. Buyer shall promptly notify Seller if the senior management personnel of Buyer obtain actual knowledge that any representation and warranty of Seller in this Agreement, as qualified by the Schedules hereto, is not true and correct in all material respects. For purposes of this Section 7.02 and Section 8.03(d)(ii), senior management personnel of Buyer shall have “actual knowledge” that a representation and warranty of Seller in this Agreement, as qualified by the Schedules hereto, is not true and correct in all material respects, only if such personnel has had written correspondence with other such personnel regarding such representation and warranty and its material inaccuracy. For the avoidance of doubt, Buyer shall have no obligation to notify Seller if the senior management of Buyer obtains actual knowledge of any Pre-Closing Liability or Spanish Tax Claims.
          7.03 Regulatory Filings. Buyer shall make or cause to be made all filings and submissions required by or under the German Federal Cartel Office and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees required by or under the German Federal Cartel Office. Buyer shall coordinate and cooperate with the Companies in exchanging such information and assistance as the Companies may reasonably request in connection with all of the foregoing.
          7.04 Conditions. Buyer shall use all reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing), provided that Buyer shall not be obligated to accept or fulfill any unreasonable charges or conditions imposed by any applicable antitrust or competition authorities (e.g., a sale of an existing business).

          7.05 Contact with Customers and Suppliers. Prior to the Closing, Buyer and Buyer’s Representative shall contact and communicate with the employees, customers and suppliers of the Companies in connection with the transactions contemplated hereby only with the prior written consent of Seller or Parent and subject to applicable anti-trust regulations.
          7.06 Maintain Employee Benefits. Immediately after the Closing, Buyer shall cause the Companies to provide the employee benefits to the employees of the Companies which were provided by the Companies immediately preceding the Closing, excluding any Equity Awards or any benefits provided or offered by Affiliates of the Companies. Any costs, expenses, liabilities or obligations of the Companies and/or the Buyer related to or arising from the employment actions of the Buyer and/or the Companies after the Closing shall be the sole responsibility of the Buyer and/or the Companies.
ARTICLE VIII
INDEMNIFICATION
          8.01 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII.
          8.02 Seller’s Indemnification Obligations. Subject to the provisions of Sections 8.03, 8.07, 8.08 and 8.09, Seller shall indemnify, save and keep Buyer and its Affiliates (each a “Buyer Indemnitee”) harmless against and from all injunctions, judgments, orders, decrees, rulings, liabilities, obligations, liens, assessments, levies, costs, losses, damages, fines, penalties and Third Party Claims (as defined below) and reasonable attorneys’ fees and expenses incurred in connection with any of the foregoing (collectively, “Damages”) sustained or incurred by any Buyer Indemnitee, as a result of, or arising out of, or by virtue of:
     (a) any inaccuracy in or breach of any representation or warranty made by Seller to Buyer herein, in any Seller Ancillary Agreement or in any closing document delivered to Buyer in connection herewith;
     (b) the breach by Seller or any of its Affiliates of, or failure of Seller or any of its Affiliates to comply with any of its covenants or obligations under this Agreement (including its obligations under this Article VIII) or in any Seller Ancillary Agreement;
     (c) the acts or omissions of Seller or the Companies (or of any of their Affiliates with respect to the Companies) prior to the Effective Time, any Pre-Closing Liabilities, and Seller’s and its Affiliates’ operation of the Companies prior to the Effective Time, but excluding the Spanish Tax Claims; or
     (d) the Spanish Tax Claims.
          8.03 Limitation on Seller’s Indemnification Obligations. Except with respect to claims made under (i) Section 8.02(b) with respect to a breach of, or failure to comply with, Section 6.05, 10.07, 10.08 or 10.11, or (ii) Section 8.02(d), Seller’s obligations pursuant to the provisions of Section 8.02 are subject to the following limitations:

     (a) The Buyer Indemnitees shall not be entitled to recover under Section 8.02(a) until the total amount which the Buyer Indemnitees would recover under Section 8.02(a), but for this Section 8.03(a), exceeds $250,000 (“Seller Deductible”), and then the Buyer Indemnitees shall be entitled to recover only for the excess over the Seller Deductible; provided, however, that (i) for purposes of determining the claims for which Damages may be applied to the Seller Deductible, the representations and warranties contained herein shall be deemed not to include any qualifications based on materiality and (ii) this Section 8.03(a) shall not apply in respect of any breach of any representation or warranty made in Article III or Section 4.01, 4.02, 4.03, 4.04 or 4.12.
     (b) The Buyer Indemnitees shall not be entitled to recover under Section 8.02 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation, breach of warranty or covenant or other basis for indemnification with reasonable particularity, the sections of this Agreement alleged to have been breached and/or supporting the claim, a good faith estimate of the Damages claimed, and the relevant facts (a “Certificate”), delivered to Seller on or prior to the expiration of the relevant survival period specified in Section 10.01. Upon delivery of a Certificate by Buyer to Seller, Buyer shall be entitled at its discretion to withhold, up to the amount of the Damages specified in such Certificate and net of that portion of the Escrow Amount which is not subject to a claim for indemnification under Section 8.02, any amount payable to Seller under Section 1.02(b)(v). However, in the event that Seller shall object to all or any portion of such Damages and it is ultimately determined that Buyer is not entitled to indemnification in respect of all or any portion of the amount withheld, then Buyer shall, within five Business Days of such determination, pay to Seller the unduly withheld amount, plus interest thereon from the date such amount should have been paid under Section 1.02(b)(v) hereof until the date such amount is paid to Seller at a rate equal to (i) the prime rate as published in The Wall Street Journal on the date such payment should have been made under Section 1.02(b)(v) plus (ii) three percent (3%).
     (c) The Buyer Indemnitees shall not be entitled to recover under Section 8.02 for the amount of any Damages in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000); provided, however, that the Buyer Indemnitees shall be entitled to recover under Section 8.02 for an aggregate cumulative amount of Ten Million U.S. Dollars ($10,000,000) for Damages sustained or incurred by any Buyer Indemnitee as a result of, arising out of, or by virtue of any Pre-Closing Liability; and, provided further, that this Section 8.03(c) shall not apply in respect of any breach of any representation or warranty made in Article III or Section 4.01, 4.02, 4.03, 4.04 or 4.12. For purposes of clarification, Buyer and Seller agree that any Damages eligible for indemnification under Section 8.02 shall first be satisfied from the Escrow Amount and any additional Damages eligible for indemnification under Section 8.02 are unsecured claims (subject to Buyer’s rights under Section 8.03(b) to withhold amounts from any Contingent Payment).
     (d) The Buyer Indemnitees shall not be entitled to recover under Section 8.02:
     (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Companies and/or their subsidiaries, damages computed on a multiple of earnings or similar basis, and indirect, special, exemplary and punitive damages, except for any such damages suffered or incurred by a third party for which a Buyer Indemnitee is otherwise entitled to recover under Section 8.02;
     (ii) with respect to any representation and warranty in respect of which Buyer was obligated to notify Seller pursuant to Section 7.02 and failed to do so, provided that this Section 8.03(d)(ii) shall not limit Buyer’s right to recover under Section 8.02(b), (c), or (d);
     (iii) with respect to the failure to obtain any consent referenced in Section 2.01(c) or (d) hereof;
     (iv) to the extent of any amount actually recovered in respect of the claim under insurance held by or for the Companies or their subsidiaries (net of commercially reasonable deductible amounts), other than any such recovery under any self-insurance or insurance held through a captive insurer affiliated with Buyer; and
     (v) to the extent the liability in question, taken together with all similar liabilities, does not exceed the amount of any reserves with respect to such matters which are taken into account in the calculation of the Working Capital Amount.
     (e) The amount of any recovery by the Buyer Indemnities pursuant to Section 8.02 shall be computed net of any Tax benefit actually realized by the Buyer Indemnitees that is attributable to such Damages. To the extent that any such Tax benefit is actually realized following the date that an indemnity payment is made hereunder, then no later than 30 days after a Tax Return has been filed that first takes into account the deduction, loss or other Tax attribute generated as a result of the Damage that gave rise to such indemnity payment, the Buyer Indemnitee shall pay to the Seller in immediately available funds the amount of the Tax benefit that is actually realized as a result of the Damage that gave rise to such indemnification (i.e., the reduction in Taxes that would have been otherwise due and payable but for the deduction, loss or other Tax attribute generated as a result of the Damages that gave rise to such indemnification), provided, that the Seller shall promptly repay to the Buyer Indemnitee the amount of any such payment to the extent that the amount of such Tax benefit is subsequently reduced or denied as a result of an adjustment to the Buyer Indemnitee’s liability for Taxes. In the event that a deduction, loss or other Tax attribute does not result in a Tax benefit actually realized, this Section 8.03(e) shall continue to apply until such deduction, losses or other Tax attribute results in a Tax benefit actually realized or the deduction, losses or other tax attribute expires without being utilized. Solely for purposes of calculating Damages payable to the Buyer Indemnitees pursuant to this Section 8.03(e), a Tax benefit shall be deemed to be actually realized if a deferred tax asset reflected on the Latest Balance Sheet (which was not taken into account in the Working Capital Amount), available at the time of the calculation contemplated hereunder, is utilized by Buyer or its Affiliates in respect of such Damages.
     (f) The Buyer Indemnitees shall not be entitled to recover under Section 8.02 with respect to a Tax matter for which a claim has been asserted to the extent such matter has been taken into account in the calculation of the Working Capital Amount, provided that such reserves have been maintained in the ordinary course of business.
          8.04 Buyer’s Indemnification Obligations. Subject to the provisions of Sections 8.05, 8.07, 8.08 and 8.09, Buyer shall indemnify, save and keep Seller and its Affiliates (“Seller Indemnitee”) harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:
          (a) any inaccuracy in or breach of any representation or warranty made by Buyer to Seller herein, in any Buyer Ancillary Agreement or in any closing document delivered to Seller in connection herewith;
          (b) any breach by Buyer or any of its Affiliates of, or failure by Buyer or any of its Affiliates to comply with, any of its covenants or obligations under this Agreement (including without limitation its obligations under this Article VIII) or under any Buyer Ancillary Agreement; or
          (c) the acts or omissions of Buyer or the Companies (or of any of their Affiliates with respect to the Companies) after the Effective Time, any Post-Closing Liabilities and Buyer’s and its Affiliates’ operation of the Companies after the Effective Time.
          8.05 Limitation on Buyer’s Indemnification Obligations. Except with respect to claims made under Section 8.04(b) with respect to a breach of, or failure to comply with, Section 7.04, 10.07 or 10.11, Buyer’s obligations pursuant to the provisions of Section 8.04 are subject to the following limitations:
          (a) The Seller Indemnitees shall not be entitled to recover under Section 8.04 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation, breach of warranty or covenant or other basis for indemnification with reasonable particularity, the sections of this Agreement alleged to have been breached and/or supporting the claim, a good faith estimate of the Damages claimed, and the relevant facts, delivered to Buyer on or prior to the expiration of the relevant survival period specified in Section 10.01.
          (b) The Seller Indemnitees shall not be entitled to recover under Section 8.04 for the amount of any Damages in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000); provided, however, that (i) this Section 8.05(b) shall not apply in respect of (A) any breach of any representation or warranty made in Article V or (B) any claims made under Section 8.04(c), and (ii) a claim by Seller for payment of the Contingent Payment, if any, payable to Seller under Section 1.02(b)(v) shall not be counted towards such limit.
          (c) The Seller Indemnitees shall not be entitled to recover under Section 8.04:
               (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of Seller or Parent and/or their subsidiaries, damages computed on a multiple of earnings or similar basis, and indirect, special, exemplary and punitive damages, except for any such damages suffered or incurred by a third party for which such Seller Indemnitee is otherwise entitled to recover under Section 8.04;
               (ii) with respect to the failure to obtain any consent referenced in Section 2.02(d) hereof; and
               (iii) to the extent of any amount actually recovered in respect of the claim under insurance held by or for Seller or Parent or their subsidiaries (net of commercially reasonable deductible amounts), other than any such recovery under any self-insurance or insurance held through a captive insurer affiliated with Seller.
     (d) The amount of any recovery by the Seller Indemnities pursuant to Section 8.04 shall be computed net of any Tax benefit actually realized by the Seller Indemnitees that is attributable to such Damages. To the extent that any such Tax benefit is actually realized following the date that an indemnity payment is made hereunder, then no later than 30 days after a Tax Return has been filed that first takes into account the deduction, loss or other Tax attribute generated as a result of the Damage that gave rise to such indemnity payment, the Seller Indemnitee shall pay to the Buyer in immediately available funds the amount of the Tax benefit that is actually realized as a result of the Damage that gave rise to such indemnification (i.e., the reduction in Taxes that would have been otherwise due and payable but for the deduction, loss or other Tax attribute generated as a result of the Damages that gave rise to such indemnification), provided, that the Buyer shall promptly repay to the Seller Indemnitee the amount of any such payment to the extent that the amount of such Tax benefit is subsequently reduced or denied as a result of an adjustment to the Seller Indemnitee’s liability for Taxes. In the event that a deduction, loss or other Tax attribute does not result in a Tax benefit actually realized, this Section 8.05(d) shall continue to apply until such deduction, losses or other Tax attribute results in a Tax benefit actually realized or the deduction, losses or other tax attribute expires without being utilized.
          8.06 Cooperation. Subject to the provisions of Section 8.07, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.
          8.07 Third Party Claims. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however that any failure or delay to deliver such notice shall only affect the Indemnified Party’s rights under this Article VIII to the extent that such failure or delay prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Third Party

           Claim. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:
          (a) the defense of a Third Party Claim is so tendered by the Indemnified Party and within 30 days thereafter such tender is accepted without qualification by the Indemnifying Party; or
          (b) within 30 days after the date on which written notice of a Third Party Claim has been given by the Indemnified Party pursuant to this Section 8.07, the Indemnifying Party shall have acknowledged in writing without qualification its indemnification obligations as provided in this Article VIII to the Indemnified Party and shall have accepted the defense thereof;
then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided or if the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there are one or more material legal defenses available to either party and that the assertion (or nonassertion) by the Indemnifying Party of any of such defenses will be adverse to the interests of the Indemnified Party. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to contest, in a commercially reasonable manner and in a commercially reasonable time frame, the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it reasonably deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and provided further that, unless otherwise approved in advance by the Indemnified Party in writing, any such settlement shall (i) include a full unconditional release of the Indemnified Party and its Affiliates for all claims related to the applicable Third Party Claim, (ii) not provide for any remedy other than the payment of damages which are fully indemnified by the Indemnifying Party hereunder, and (iii) not involve any admission of fault by the Indemnified Party or any of its Affiliates. Notwithstanding the foregoing, Seller may not settle or otherwise dispose of (nor permit any of its Affiliates to settle or otherwise dispose of) any matter involving the Tax liability of a Company (other than the Spanish Tax Claims) without the prior written consent of Buyer (which shall not be unreasonably withheld). All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VIII shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 8.07, or if, in accordance with the foregoing, the

Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, eit her before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 8.07, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.
          8.08 Calculation of Damages. Neither a Buyer Indemnitee nor a Seller Indemnitee shall be entitled to recover any amount due to it under this Article VIII more than once in respect of the same Damage.
          8.09 Indemnification Exclusive Remedy. Except with respect to Sections 10.07 and 10.08 or in the case of fraud, indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.
          8.10 Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.
ARTICLE IX
TERMINATION
          9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual consent of Buyer and Seller;
          (b) by Buyer, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by Seller within ten days after written notice thereof from Buyer;
          (c) by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, with respect to a covenant breach, cured by Buyer within ten days after written notice thereof by Seller (provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller); or
          (d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by the close of business on September 1, 2006; provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Person’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
          9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02 and Article XII hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either Buyer or Seller to one another, except for willful breaches of this Agreement prior to the time of such termination.
ARTICLE X
ADDITIONAL COVENANTS
          10.01 Survival. The representations and warranties set forth in this Agreement and in any Seller Ancillary Agreements, Buyer Ancillary Agreements or certificates delivered at the Closing in connection with this Agreement shall be made as of the Closing and shall not continue thereafter, except that any claims for Damages made related thereto may be brought during (but only during) the following time frames pursuant to the terms of this Agreement.
          (a) Claims related to Article III or Section 4.01, 4.02, 4.03, 4.04, 4.12, 5.01, 5.02, 5.03, 5.04, 5.05 or 5.06 may only be brought prior to the tenth anniversary of the Closing Date.
          (b) Subject to Section 10.01(c), claims related to Pre-Closing Liabilities, Section 4.08, or Section 4.19, may only be brought prior to 30 days after the expiration of the applicable statute of limitations, including any extensions thereof, for the relevant matter.
          (c) Claims related to Pre-Closing Liabilities described in clause (v) of the definition of “Pre-Closing Liabilities” in Article XI (client claims) may only be brought prior to the first anniversary of the Closing Date.
          (d) Claims related to Section 10.07 (Non-Competition) may only be brought prior to 90 days after the fourth anniversary of the Closing Date. Claims related to Section 10.07(f) (Non-Solicitation) may only be brought prior to 90 days after the third anniversary of the Closing Date.

          (e) Claims related to Post-Closing Liabilities, Spanish Tax Claims or related to Section 10.08 may be brought at any time.
          (f) Claims related to any representations and warranties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement not specifically addressed in this Section 10.01 may only be brought prior to the first anniversary of the Closing Date.
          (g) Claims related to the covenants set forth in this Agreement not specifically addressed in this Section 10.01 shall terminate upon the six year anniversary of the Closing Date unless a different specific termination date is provided for in a covenant, in which case the specific termination date shall apply.
          10.02 Disclosure Generally. If and to the extent any information required to be furnished in any Schedule or certificate is contained in this Agreement or in any Schedule attached hereto or certificate delivered pursuant hereto, such information shall be deemed to be included in any other Schedule attached hereto if and to the extent the relevance of such information to such other Schedule is reasonably apparent. The inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies.
          10.03 Acknowledgment by Buyer. Buyer acknowledges that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedules and the certificate under Section 2.01(f)(i). SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANIES) ARE SPECIFICALLY DISCLAIMED BY SELLER.
          10.04 Arbitration Procedure.
          (a) Buyer and Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method of resolving and remedying any and all disputes regarding claims for money damages based upon, arising out of or in any way connected with the Agreement or the transactions contemplated herein (the “Disputes”). Nothing in this Section 10.04 shall prohibit a party from instituting litigation to enforce any Final Determination (as defined below). The parties hereby agree and acknowledge that, except as otherwise provided in this Section 10.04 or in the commercial Arbitration Rules of the AAA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act as in effect in the State of Delaware, USA.
          (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 45 days after such delivery of such notice, the party delivering such notice of Dispute may, within 75 days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and the amount and nature of damages or other relief sought to be recovered as a result of any alleged claim and any other matters required by the Commercial Arbitration Rules of the AAA as in effect from time to time to be included therein.
          (c) Buyer and Seller each shall select one arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as “Buyer’s Arbitrator” and “Seller’s Arbitrator,” respectively). In the event that either party fails to select an arbitrator as set forth herein within 30 days after the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller’s Arbitrator and Buyer’s Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the Dispute according to the procedures set forth in this Section 10.04. If Seller’s Arbitrator and Buyer’s Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller’s Arbitrator and Buyer’s Arbitrator shall each prepare a list of three independent arbitrators. Seller’s Arbitrator and Buyer’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within ten days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller’s Arbitrator and Buyer’s Arbitrator.
          (d) The arbitrators selected pursuant to paragraph (c) shall determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if Seller contest only $500 of the amount claimed by Buyer, and if the arbitrators ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 of 500) to Seller according to their respective Pro Rata Shares and 40% (i.e., 200 of 500) to Buyer.
          (e) The arbitration shall be conducted in New York, New York, under the Commercial Arbitration Rules of the AAA as in effect from time to time, except as modified by the agreement of Buyer and Seller. The arbitrators shall conduct the arbitration such that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 120 days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. The Final Determination shall be made in writing, shall state the basis for such determination and shall be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties, and there shall be no right of appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.
          (f) Buyer and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it my have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient form.
          (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 20 days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest announced by Citibank N.A., in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party from any and all costs and expenses of any nature or kind whatsoever (including reasonable legal fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.
          10.05 Tax Matters.
          (a) Seller shall cause the Companies to prepare and file on a timely basis all Tax Returns of the Companies due on or prior to the Effective Date. Seller shall, at the sole cost and expense of the Companies, prepare (and, to the extent permitted by law, timely file) all income Tax Returns of the Companies that are due after the Effective Date, but which relate to taxable periods ending on or prior to the Effective Date (“Pre-Closing Income Tax Returns”). Any such Tax Returns prepared by Seller shall be prepared on a basis consistent with existing procedures and practices of the Companies. To the extent any Pre-Closing Income Tax Return is required to be filed by a Company, Seller shall deliver such return to the Company no later than ten (10) business days prior to the date such return is due and Buyer shall cause the Company to file such Tax Return on a timely basis. Buyer shall cause the Companies to prepare and file on a timely basis all Tax Returns of the Companies (other than Pre-Closing Income Tax Returns) due after the Effective Date that relate to taxable periods ending after the Effective Date and such Tax Returns shall be prepared in a manner consistent with existing procedures and practices of the Companies. Seller and Buyer shall not amend a Tax Return (or extend the applicable statute of limitations) for any tax years ending on or before the Effective

Date without the prior written permission of the other party (which will not be unreasonably withheld), except as otherwise required by applicable law.
          (b) Buyer, the Companies (through Buyer’s control) and Seller shall provide each other with notice of and such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder, shall include providing copies of relevant tax returns and supporting material and shall include executing reasonably prepared documents related to the Companies for periods prior to the Effective Date that Seller has liability therefor. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer, the Companies (through Buyer’s control) and Seller will retain for the full period of any statute of limitations or applicable law (and any further period during which a claim is outstanding), and provide the others, with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.
          (c) All federal, state, local, foreign and other transfer Tax applicable to, imposed upon or arising out of the transfer of the Shares shall be borne equally by Seller and Buyer.
          (d) All refunds, plus interest thereon, for Taxes for periods ending on or before the Effective Date shall be property of Seller and such refunds, plus any interest earned in connection with the refund, shall be paid to Seller by Buyer or the Companies promptly upon receipt. All other refunds for Taxes for periods after the Effective Date, plus interest thereon, shall be the property of Buyer and the Companies and shall be paid to Buyer or the Companies by Seller promptly upon receipt if so received by Seller. Buyer and the Companies (through Buyer’s control) shall cooperate with Seller at Seller’s expense to obtain any refunds (including filing amended returns) that are property of Seller. This Section 10.05(d) shall not apply to the extent that such refund amounts were reflected in the Working Capital Amount.
          (e) Without the prior written consent of Seller or Parent, Buyer and the Companies (through Buyer’s control) or any of their Affiliates, to the extent permitted by applicable law, shall not carryback any net operating losses or other tax attributes of the Companies to any period ending on or before the Effective Date and Buyer and the Companies (through Buyer’s control) shall make all necessary elections, and cause their Affiliates, to make all necessary elections to not carryback net operating losses or other tax attributes to any period ending on or before the Effective Date. If the Buyer or the Companies or any of their Affiliates is required to carryback a net operating loss or other tax attribute to a period ending on or before the Effective Date, Buyer and such Company shall indemnify and hold the Seller and its Affiliates harmless from any adverse Tax consequences resulting from such carryback. (including any adverse consequences resulting from a disallowance of the item being carried back).

          (f) At Buyer’s sole discretion, Buyer shall timely make an election provided for by Section 338 of the Code and Section 1.338-1 of the Treasury Regulations on Form 8023 and any comparable election under state or local tax law (collectively, the “338 Election”) for each of the Companies. Buyer and Seller shall cooperate with each other to take all actions necessary and appropriate to effect and preserve a timely 338 Election in accordance with the provisions of Section 338 of the Code and Section 1.338-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions. Seller and Buyer shall report (or cause to be reported) on their Tax Returns the purchase by Buyer of the Shares pursuant to this Agreement consistent with the 338 Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority.
          10.06 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including informational assistance and making employees available on a mutually convenient basis to provide background or explain materials provided. In particular, Buyer agrees to cooperate (and to cause the Companies to cooperate) with the implementation of the actions described in Section 6.07.
          10.07 Non-Competition; Non-Solicitation.
          (a) From and after the Closing, Seller and its Affiliates shall not, directly or indirectly, promote, market, render or perform consulting services for a period of four (4) years from the Closing Date for Telco Restricted Clients (as defined in Article XI) in Europe, Brazil or the Middle East (collectively, the “Telco Restricted Areas”).
          (b) Notwithstanding the foregoing or anything herein to the contrary, the restrictions set forth in Section 10.07(a) shall not apply to the extent a client outside of the Telco Restricted Areas (including without limitation a business unit, office or company operation located outside of the Telco Restricted Areas that is part of an organization headquartered in the Telco Restricted Areas) and for whom Seller or any of its Affiliates is performing consulting services outside of the Telco Restricted Areas requests Seller or any of its Affiliates to perform additional consulting services in the Telco Restricted Areas.
          (c) Seller and its Affiliates shall be free to conduct their operations without any other restrictions except for those specifically provided for in Section 10.07(a). In the event that Parent sells substantially all of its assets to a third party or more than 50% of its outstanding capital stock is purchased by a third party prior to the fourth anniversary of the Closing Date, this Section 10.07 shall not apply to such third party purchaser and its Affiliates, excluding Seller, Parent and DiamondCluster International Limited, after such sale.

          (d) Promoting, marketing, rendering or performing the prohibited consulting services under this Section 10.07 shall include: owning, managing, operating or controlling any Person that provides or performs such prohibited consulting services (provided, however, this provision shall not prevent Seller or any Affiliate from owning, directly or indirectly, up to 5% of any class of publicly traded securities of any Person); persuading or attempting to persuade any Telco Restricted Client not to purchase any consulting services provided by the Companies, Buyer or any of its Affiliates; and disclosing, furnishing, or making accessible to any Person any proprietary information or trade secrets of the Companies related to consulting for Telco Restricted Clients (other than as required by law, provided Seller promptly notifies Buyer so that Buyer may seek to obtain a protective order or similar remedy).
          (e) From and after the Closing until the third anniversary of the Closing Date, Seller and its Affiliates shall not solicit or hire, or assist in the solicitation or hiring of, (i) any person who is an employee of the Companies immediately prior to the Closing and becomes an employee of Buyer or any of its Affiliates upon the Closing as a result of the transactions contemplated hereunder or (ii) any employee of the Buyer or any Mercer MC Affiliate in the United Kingdom, Ireland or India who performs consulting services for clients in the telecommunications industry in the United Kingdom, Ireland or India; provided, however, that (A) if an employee is involuntarily terminated by Buyer or any of its Affiliates, the restrictions in the foregoing clauses (i) and (ii) shall not apply to such employee after the effective date of such termination, and (B) if an employee voluntarily terminates his or her employment with Buyer or any of its Affiliates, the restrictions in the foregoing clause (ii) shall not apply to such employee after the six-month anniversary of such termination. From and after the Closing until the third anniversary of the Closing Date, Buyer and its MC Affiliates shall not solicit or hire, or assist in the solicitation or hiring of, any person who is an employee of the Seller or any of its Affiliates in the United Kingdom, Ireland or India who performs consulting services for clients in the telecommunications industry in the United Kingdom, Ireland or India; provided, however, that (A) if an employee is involuntarily terminated by Seller or any of its Affiliates, the foregoing restriction shall not apply to such employee after the effective date of such termination, and (B) if an employee voluntarily terminates his or her employment with Seller or any of its Affiliates, the foregoing restriction shall not apply to such employee after the six-month anniversary of such termination.
          (f) It is the intent of the parties to this Agreement that the provisions of this Section 10.07 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 10.07 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made. The parties acknowledge that damages and remedies at law for any breach or threatened breach of this Section 10.07 may be inadequate and that Buyer shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Buyer may have.

          10.08 Spanish Tax Claims. Notwithstanding anything herein to the contrary, Seller shall retain all liability (including, without limitation, all reasonable attorney and advisor fees, bank guarantees and indemnity and reimbursement obligations in respect of any bank guarantees) for, and control of, and any refund from, the Tax audits and claims listed on Schedule 10.08 related to DiamondCluster International S.L. Sociedad Unipersonal without regard to time or liability limitations (the “Spanish Tax Claims”). Buyer agrees to comply with Section 10.05 and Section 10.06 in connection therewith. Notwithstanding anything herein to the contrary, Seller may not enter into any settlement or other agreement in respect of the Spanish Tax Claims (or any portion thereof) which (i) involves any admission of fault by Buyer or any of its Affiliates (including the Companies), or (ii) makes any commitments with respect to, or sets a precedent in respect of, the future operations or business of Buyer or any of its Affiliates (including the Companies), without Buyer’s prior written consent, which shall not be unreasonably withheld. Seller shall maintain, and shall not withdraw, cancel or otherwise terminate (nor permit to be withdrawn, cancelled or otherwise terminated) the bank guarantees listed in item 2 on Schedule 10.08 other than to replace such bank guarantees with a substitute guarantee reasonably acceptable to Buyer or upon the final settlement or other final disposition of the underlying matter.
          10.09 Trademarks and Trade Names. After the Closing, Seller and its Affiliates shall not use and shall not license or give permission to any third party to use any name, logo or trademark which is similar or deceptively similar to any of those used by the Companies prior to the Closing, including the trade names “Cluster” and “Cluster Consulting”. After the Closing, Buyer and its Mercer MC Affiliates shall not use and shall not license or give permission to any third party to use any name, logo or trademark which is similar or deceptively similar to “Diamond”, “Diamond Consulting”, “Diamond Technology Partners”, “DiamondCluster” or the green diamond logo. After the Closing, Seller and its Affiliates shall promptly cease to use any name, logo or trademark which is similar or deceptively similar to “Cluster”, including changing their legal entity names, no later than 90 days after the Closing. After the Closing, Buyer shall cause the Companies to change their legal entity names no later than 90 days after the Closing.
          10.10 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold and keep confidential (and not disclose or use) any information regarding the Companies, provided that the foregoing shall not apply to (a) any information which is publicly available at the time of disclosure (through no fault of Seller or any of its Affiliates) or (b) disclosures which are required to be made by Seller or any of its Affiliates under legal or regulatory process or pursuant to applicable law or regulation (including in connection with any Tax or regulatory filing).
          10.11 Uncollected Receivables. After the Closing, Buyer shall, and shall cause the Companies to, use no lesser efforts with respect to the invoicing and collection of accounts receivables of the Companies included in the Working Capital Assets (collectively, “Company Receivables”) than Buyer and the Companies have historically used with respect to the invoicing and collection of similar receivables generated by Buyer and the Companies, as the case may be. Such efforts shall include, at a minimum, (i) prompt invoicing in accordance with all applicable contractual and/or client policies; (ii) compliance with client expense reimbursement policies and the provision of receipts upon request; (iii) follow-up correspondence, calls and in person meetings as necessary for collection; (iv) maintenance of monthly reports tracking billing/collection activities as well as the status and aging of Company Receivables, which reports shall be promptly provided to Seller and (v) discussions between senior management of Buyer and the Company employees responsible for the Company Receivables, with Buyer maintaining and enforcing a policy at the Companies whereby the existence of any Uncollected Receivables will have a negative impact on the compensation paid to the employees responsible for the same. Seller shall, if requested by Buyer, cooperate in Buyer’s efforts to collect upon the Company Receivables. On the 181st day following the Closing, Buyer shall, or shall cause the applicable Company to, assign to Seller all of the Companies’ right, title and interest in any Company Receivable that remains uncollected 180 days following the Closing (the “Uncollected Receivables”) and Seller shall pay to Buyer (or any Affiliate of Buyer designated by Buyer) in immediately available funds an amount equal to the Uncollected Receivables less any amounts accrued for bonuses pursuant to Section 6.06. Buyer shall remit to Seller any amounts received by Buyer or any of its Affiliates after the 181st day following the Closing with respect to such Uncollected Receivables.
          10.12 Email Transition. As a transitional arrangement, with respect to emails received by Seller or any of its Affiliates which were addressed to any of the Companies’ email addresses for the Employees, Seller shall use all reasonable commercial efforts to ensure that for a period of five (5) months after the Closing Date, (i) an automatic reply will be sent in response to all such emails indicating new contact details for such Employee and (ii) any such email will be forwarded to the new email addresses of the Employees (as provided by Buyer to Seller). Seller and Buyer shall agree the contents of any automatic reply in respect of incoming emails.
          10.13 UK Employment Claims. Seller and Buyer shall cooperate (and shall cause their Affiliates to cooperate) with one another in the resolution and payment of any UK Employment Claims that arise after the Closing. Seller and Buyer shall share equally the cost of any amounts payable to any UK Employees in respect of any such UK Employment Claims.
ARTICLE XI
DEFINITIONS
          “AAA” means the American Arbitration Association.
          “Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Ancillary Agreements” means the Escrow Agreement, the German Share Transfer Agreement, the Spanish Share Transfer Deed, the French Share Transfer Agreement and all other agreements or instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby.
          “Buyer Indemnitee” has the meaning set forth in Section 8.02.
          “Buyer’s Arbitrator” has the meaning set forth in Section 10.04(c).
          “Buyer’s Representatives” has the meaning set forth in Section 6.02.
          “Certificate” has the meaning set forth in Section 8.03(b).

          “Closing” has the meaning set forth in Section 1.03(a).
          “Closing Date” has the meaning set forth in Section 1.03(a).
          “Cluster Single Count Revenue” has the meaning set forth in Section 1.02(b)(v)(B).
          “Company(ies)” has the meaning set forth in the Preamble.
          “Company Receivables” has the meaning set forth in Section 10.11.
          “Confidentiality Agreement” has the meaning set forth in Section 6.02.
          “Contingent Payment” has the meaning set forth in Section 1.02(b)(v).
          “Damages” has the meaning set forth in Section 8.02.
          “Disputes” has the meaning set forth in Section 10.04(a).
          “Effective Date” has the meaning set forth in Section 1.03(a).
          “Effective Time” has the meaning set forth in Section 1.03(a).
          “Employees” has the meaning set forth in Section 4.14(a).
          “Environmental Laws”: any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, permit, order or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof relating to Hazardous Materials, environmental matters, the protection of public health and safety from environmental or health concerns or otherwise relating to environmental conditions.
          “Equity Awards” means any stock options, stock ownership rights, stock appreciation rights, restricted stock units, phantom stock or other equity award grants issued by Seller (or one of its Affiliates) in respect of the capital stock of Parent.
          “Escrow Agreement” has the meaning set forth in Section 1.04(a).
          “Escrow Amount” has the meaning set forth in Section 1.04(a).
          “Europe” means collectively Switzerland and the countries which are member states of the European Union as of the Closing Date.
          “Final Determination” has the meaning set forth in Section 10.04(e).
          “French Share Transfer Agreement” means a share transfer agreement, in a form mutually acceptable to Buyer and Seller, to be executed by Buyer and Seller as of the Closing Date to effect the transfer of the Shares of DiamondCluster International SARL.
          “German Share Transfer Agreement” means a notarized share transfer agreement, in a form mutually acceptable to Buyer and Seller, to be executed by Buyer and Seller as of the Closing Date to effect the transfer of the Shares of DiamondCluster International Management Beratung GmbH.
          “Guaranty” means the Guaranty of Payment and Performance to be executed by Parent in the form of Annex 2.
          “Hazardous Materials” means all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable Environmental Laws.
          “Intellectual Property” has the meaning set forth in Section 4.10.
          “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article VIII.
          “Indemnifying Party” means mean, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VIII to another Person.
          “Latest Balance Sheet” has the meaning set forth in Section 4.05.

          “Liabilities” has the meaning set forth in Section 4.17.
          “Material Adverse Effect” means any event, occurrence or action which, with or without the passage of time, would have a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of any Company, but excluding any change or event in the industry in which the Companies compete that does not disproportionately affect the Companies, and excluding political and economic matters of general application.
          “Mercer MC Affiliate” means any Affiliate of Buyer who operates under the Mercer Management, Mercer Oliver Wyman, Oliver Wyman or Cluster business names (or any successor business names) or who in the future operates under Buyer’s “Mercer Specialty Consulting Group”.
          “Middle East” means the countries of the United Arab Emirates, Saudi Arabia, Kuwait, Yemen, Egypt, Iraq, Lebanon, Morocco, Oman, Qatar, Jordan and Bahrain.
          “Notice of Arbitration” has the meaning set forth in Section 10.04(b).
          “Parent” has the meaning set forth in the Preamble.
          “Partners” means the Vice Presidents and Managing Directors of the Companies and DiamondCluster International Limited who are listed on Schedule 2.01(f)(ix).
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Plans” has the meaning set forth in Section 4.14(b).
          “Post-Closing Liabilities” means (i) any liabilities, obligations or commitments of any Company, whether absolute, accrued, contingent, known or unknown or otherwise, based on or arising out of or in connection with such Company’s or Buyer’s or any of Buyer’s Affiliates’ ownership, possession, use or operation of such Company and its business and assets after the Effective Time or the employment by Buyer (or any of its Affiliates) of the UK Employees after the Effective Date, and (ii) any liabilities and obligations for Taxes of any Company with respect to any taxable period that begins and ends after the Effective Date and, with respect to any Straddle Period, the Buyer’s allocable share of such Taxes. For purposes of apportioning Taxes for a Straddle Period, Taxes shall be apportioned as follows:
          A. in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), such Taxes shall be deemed equal to the amount that would be payable if the taxable year ended on and included the Effective Date; and
          B. in the case of Taxes not described in (A) above that are imposed on a periodic basis and measured by the amount, value or level of any item (such as personal property taxes and real estate taxes), such Taxes shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on (and including) the Effective Date, and the denominator of which is the number of calendar days in the entire taxable period.
          “Pre-Closing Income Tax Returns” has the meaning set forth in Section 10.05(a).
          “Pre-Closing Liabilities” means:
(i)	any liabilities and obligations for Taxes of any Company with respect to taxable periods ending on or prior to the Effective Date and, with respect to any Straddle Period, the Seller’s allocable share of such Taxes as described in the definition of Post-Closing Liabilities, but excluding in each case the Spanish Tax Claims;
(ii)	any liabilities and obligations for Taxes of any Person (other than any Company, Buyer or any Affiliate of Buyer) imposed on any Company as a result of it being a member of any consolidated, affiliated, combined or unitary group of which any Company has been a member or participant for any taxable period, but excluding the Spanish Tax Claims;

(iii)	any liabilities and obligations (including, without limitation, any accounts payable) arising out of the employment and/or termination of employment of any employee by any Company or any of its Affiliates on or prior to the Effective Date, but excluding that portion of any such liability which accrues after the Effective Date or is attributable to any acts or omissions of the Companies, Buyer or any of Buyer’s Affiliates after the Effective Date;

(iv)	any liabilities and obligations under or with respect to any employee benefit plan, program, contract, agreement or arrangement (including, without limitation, any pension, incentive compensation, bonus, life insurance, disability, medical, vacation accrual, sabbatical, severance and termination benefits) covering past or present employees of the Companies or any of their Affiliates or their beneficiaries, which liability or obligation arises on or prior to the Effective Date, but excluding that portion of any such liability or obligation which accrues after the Effective Date or is attributable to any acts or omissions of the Companies, Buyer or any of Buyer’s Affiliates after the Effective Date;

(v)	any liabilities to any client of any Company in respect of work performed prior to the Effective Time; and

(vi)	any liabilities and obligations in respect of Equity Awards (whether arising prior to, on or after the Effective Date), including, without limitation, the obligations described in Section 6.07.
          “Preliminary Working Capital Amount” has the meaning set forth in Section 1.02(b)(i).
          “Purchase Price” has the meaning set forth in Section 1.02(a).
          “Restricted Areas” has the meaning set forth in Section 10.07(c).
          “Reviewing Accountant” has the meaning set forth in Section 1.02(b)(iii).
          “Revised Schedule” has the meaning set forth in Section 1.02(b)(ii).
          “Seller” has the meaning set forth in the Preamble.
          “Seller Ancillary Agreements” means the Escrow Agreement, the UK Comfort Letter, the Trademark Assignment, the Guaranty, the German Share Transfer Agreement, the Spanish Share Transfer Deed, the French Share Transfer Agreement and all other agreements or instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby.
          “Seller Deductible” has the meaning set forth in Section 8.03(a).
          “Seller Indemnitee” has the meaning set forth in Section 8.04.
          “Seller’s Arbitrator” has the meaning set forth in Section 10.04(c).
          “Shares” has the meaning set forth in the Preamble.
          “Single Count Revenue” has the meaning set forth in Section 1.02(b)(v)(B)

          “Spanish Share Transfer Deed” means the transfer deeds, in a form mutually acceptable to Buyer and Seller, to be executed by Buyer and Seller as of the Closing Date to effect the transfer of the Shares of DiamondCluster International S.L. Sociedad Unipersonal.
          “Spanish Tax Claims” has the meaning set forth in Section 10.08.
          “Straddle Period” means any taxable period that begins on or before the Effective Date and ends after the Effective Date.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, social insurance, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
          “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
          “Telco Restricted Areas” has the meaning set forth in Section 10.07(a).
          “Telco Restricted Clients” means clients or potential clients that (i) have their headquarters in Europe, Brazil or the Middle East and (ii) conduct substantially all of their activities in the telecommunications, media, or utilities industries (including without limitation, fixed-line or wire-line operators, wireless operators, mobile operators, telecom or media providers, hosting operators, portals, 3G or WiMax, TV or cable operators or producers, utility companies (including without limitation gas, electric, nuclear, water or combined utilities) or telecommunications, media or utilities equipment manufacturers or vendors whose primary products are specific to the telecommunications, media, or utilities industries, including without limitation handset manufacturers). Notwithstanding the forgoing, (i) Telco Restricted Clients shall not mean or include AXA France (including its Affiliates) or SWIFT (aka Society for Worldwide Interbank Financial Telecommunications) (including its Affiliates) and (ii) for clients or potential clients that have their headquarters in the United Kingdom or Ireland, Telco Restricted Clients shall mean and include only those that conduct substantially all of their activities in the telecommunications industry (including without limitation, fixed-line or wire-line operators, wireless operators, mobile operators, 3G or WiMax, or telecommunications equipment manufacturers or vendors whose primary products are specific to the telecommunications industry, including without limitation handset manufacturers).
          “Third Party Claims” means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
          “Trademark Assignment” has the meaning set forth in Section 1.05(b).
          “Trademarks” has the meaning set forth in Section 1.05(b).
          “Transition Employees” has the meaning set forth in Section 1.05(c).
          “Transition Period” has the meaning set forth in Section 1.05(c).
          “UK Comfort Letter” has the meaning set forth in Section 1.05(a).
          “UK Employees” has the meaning set forth in Section 1.05(a).
          “UK Employment Claims” means any claims or demands made by any UK Employee against Seller and/or Buyer for failure to inform and consult in accordance with the Transfer of Undertakings (Protection of Employment) Regulations 2006..

          “Uncollected Receivables” has the meaning set forth in Section 10.11.
          “WCA Escrow Amount” has the meaning set forth in Section 1.04(b).
          “Working Capital Amount” means, as of the Effective Time, the aggregate value of the Working Capital Assets of the Companies minus the aggregate value of the Working Capital Liabilities of the Companies on the Revised Schedule, determined in accordance with U.S. GAAP, consistently applied and consistent with past practices. The net intercompany receivables or payables position of the Companies and its Affiliates as of the Effective Time should be zero. However, if the net intercompany position as of the Effective Time is a receivable amount, the Working Capital Amount shall be reduced by the net intercompany receivable amount. If the net intercompany position as of the Effective Time is a payable amount, the Working Capital Amount shall be increased by the net intercompany payable amount. This settlement of the net intercompany position as an adjustment to the Working Capital Amount shall satisfy the underlying intercompany obligations of Seller, the Companies and their Affiliates as of the Effective Time. For purposes of calculating the Working Capital Amount, the foreign exchange conversion rate shall be fixed as between the relevant foreign currency and the US dollar at the final closing spot rate as quoted in the Financial Times for July 31, 2006 (as published on the following business day).
          “Working Capital Assets” means, with respect to the Companies, all cash, all accounts receivable (excluding allowance for doubtful accounts and intercompany receivables), all prepaid and other current assets, all VAT receivable, and all prepaid income tax assets (including deferred tax asset, net of valuation allowance). Working Capital Assets may include receivables for revenue which was not recognized for U.S. GAAP purposes due to a lack of persuasive evidence as of the Effective Time.
          “Working Capital Liabilities” means, with respect to the Companies, all accounts payable (excluding intercompany payables), all interest payable, all accruals (including any accruals for restructuring taken in the second quarter of FY2003 ending September 30, 2002 and the second quarter of FY2006 ending September 30, 2005 other than those that relate to the Munich and Dusseldorf office leases), all accrued income taxes, all accrued other taxes, all social security payable, all VAT payable, deferred revenue, debt: short term and debt: long term; provided, however, that any liabilities related to the Spanish Tax Claims or Section 10.08 shall not be included for purposes of determining the Working Capital Liabilities.
ARTICLE XII
MISCELLANEOUS
          12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Companies, shall be issued or made without the joint approval of Buyer and Seller, unless required by law (in the reasonable opinion of counsel) in which case Buyer and Seller shall have the right to review such press release or announcement prior to publication.
          12.02 Expenses. Except as otherwise expressly provided herein (including but not limited to Section 10.05(c)), Seller, Parent, and Buyer shall pay all of their own, and Seller shall pay all of the Companies’ (up to and including the Closing Date), expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this

Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
          12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by Federal Express or similar overnight courier service or mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Companies, Parent and Seller shall, unless another address is specified in writing, be sent to the address indicated below:
Notices to Buyer:
Mercer Management Consulting, Inc.
1166 Avenue of the Americas
New York, New York 10036
Attn: Chief Financial Officer
with a copy to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036
Attn: General Counsel — Mercer Specialty Consulting
Notices to Seller, Parent or the Companies:
c/o DiamondCluster International Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Attn: Chief Financial Officer
with a copy to:
DiamondCluster International Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Attn: General Counsel
          12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto without the prior written consent of the other party hereto, which, in the case of an assignment or delegation by Buyer to one of its Affiliates, shall not be unreasonably withheld. Seller hereby consents to Buyer’s assignment of the right to purchase the Shares hereunder to the Affiliates of Buyer set forth on Schedule 12.04.
          12.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          12.06 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          12.07 Amendment and Waiver. Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way other provision or prior to subsequent breach or default.
          12.08 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
          12.09 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
          12.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, USA without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) which would cause the application of laws of any jurisdiction other than the State of Delaware.
* * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
DIAMONDCLUSTER INTERNATIONAL B.V.
By: /s/ William McClayton
Name: William McClayton
Title: Director A
By: /s/ Alberto Pamias Romero by William McClayton under POA
Name: Alberto Pamias Romero
Title: Director B
MERCER MANAGEMENT CONSULTING, INC.
By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

ANNEX 1
     1. DiamondCluster International Ltda [Brazil]
     2. DiamondCluster International SARL [France]
     3. DiamondCluster International Management Beratung GmbH [Germany]
     4. DiamondCluster International S.L. Sociedad Unipersonal [Spain]
     5. DiamondCluster International FZ LLC [Dubai, UAE]

Subsidiary	Authorized Equity	Issued Equity	Owner 1	Owner 2

1	7,176,100 BRL
(71,761 shares, 100
	BRL nominal value each)	6,706,314.68 BRL	Seller - 99.98%	#4 - 0.02%

2	2,537,600€ (317,200
shares, 8€ nominal
	value each)	2,537,600€	Seller - 100%

3	25,000€ (1 share,
1€ nominal value
	each)	25,000€	Seller - 100%

4	1,750,000€ (250,000
shares, 7€ nominal
	value each)	1,750,000€	Seller - 100%

5	1,500,000 AED
(1,500 shares,
1,000 AED nominal
	value each )	1,500,000 AED	#4 - 100%

ANNEX 2
GUARANTY OF PAYMENT AND PERFORMANCE
     In consideration of the execution by Buyer and Seller of the foregoing Stock Purchase Agreement between Seller and Buyer (the “Agreement”), the undersigned does hereby absolutely, irrevocably and unconditionally guarantee to Buyer full and prompt payment and performance of all of the obligations and agreements of Seller as set forth in the Agreement and in the other documents executed by Seller in connection therewith, subject in each case to the limitations set forth therein and at law (which obligations, subject to such limitations, are referred to herein as the “Obligations”), in each case as if the Obligations were direct and primary obligations of the undersigned, and to pay to Buyer, when due or upon demand thereafter, any amounts then owing by Seller to Buyer in respect of the Obligations in the event that Seller fails to make such payment. The guaranty evidenced hereby is a guaranty of payment and performance and not a guaranty of collection. This guaranty shall be effective regardless of the solvency or insolvency of Seller or the undersigned, the extension or modification of the indebtedness of Seller or the undersigned or the reincorporation, reorganization, merger, or consolidation of Seller or the undersigned or any change in the composition of, nature, personnel or location of Seller or the undersigned.
     The undersigned hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of receivership or bankruptcy of Seller or protest or notice with respect to the Obligations, and all demands whatsoever, and the undersigned shall not require that the same be made on Seller as a condition precedent to the undersigned’s obligations hereunder. The undersigned covenants that this Guaranty will not be discharged except by complete payment and performance of the Obligations.
     The undersigned represents and warrants to Buyer that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to enter into this Guaranty and perform its obligations hereunder; (b) the execution, delivery and performance of this Guaranty have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Guaranty; (c) assuming that the Agreement is a valid and binding obligation of Buyer and Seller, this Guaranty constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms; and (d) it is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any respect by the undersigned’s execution, delivery or performance of this Guaranty.
     This Guaranty shall be binding upon the undersigned and upon the successors and assigns of the undersigned and shall inure to the benefit of Buyer, its Affiliates, successors, legal representatives and permitted assigns. All references to the singular shall be deemed to include the plural where the context so requires. Nothing in this Guaranty, express or implied, is intended to confer on any Person other than the undersigned and the parties to the Agreement, and their respective Affiliates, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Guaranty.
     This Guaranty has been executed and delivered in and shall be deemed to have been made in New York, New York, and shall be governed by Sections 10.04 and 12.10 of the Agreement. This Guaranty shall continue until all of the terms, covenants and conditions of the Agreement have been fully performed by Seller, but shall then terminate. The principal office of the undersigned is located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement.

Dated:____ July 31___, 2006	DiamondCluster International, Inc.

	By:	/s/ Adam J. Gutstein
	Name:	Adam J. Gutstein
	Its:	Chief Executive Officer